Exhibit 10.7
GLOBAL NON-QUALIFIED SHARE OPTION AGREEMENT
FOR NON-EMPLOYEE DIRECTORS
UNDER BEIGENE, LTD.
2016 SHARE OPTION AND INCENTIVE PLAN

Name of Optionee:	_____________________________________

No. of Share Options:	____________________ Ordinary Shares (as defined below)

Option Exercise Price per Share:	$___________________

[Must be the higher of (a) 1/13 of the closing price of the Company’s ADSs as quoted on the NASDAQ on the date of grant, and (b) 1/13 of the average closing price of the Company’s ADSs quoted on the NASDAQ for the five trading days immediately preceding date of grant]

Grant Date:	____________________

Expiration Date:	____________________
[No more than 10 years]
Pursuant to the BeiGene, Ltd. 2016 Share Option and Incentive Plan, as amended through the Grant Date (the “Plan”), and this Global Non-Qualified Share Option Agreement for Non-Employee Directors, including any additional terms and conditions for the Optionee’s country set forth in the appendix attached hereto (the “Appendix,” and together with the Global Non-Qualified Share Option Agreement for Non-Employee Directors, the “Agreement”), BeiGene, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), hereby grants to the Optionee named above, who is a Non-Employee Director, an option (the “Share Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of ordinary shares, par value US$0.0001 per share of the Company (the “Ordinary Shares”) specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein and in the Plan. The Ordinary Shares may be represented by American Depositary Shares (“ADSs”), and each ADS represents 13 Ordinary Shares. References herein to the issuance of Ordinary Shares shall also refer to the issuance of ADSs on the same basis of one ADS for every 13 Ordinary Shares. The Option Exercise Price per ADS shall equal the Option Exercise Price per Share multiplied by 13. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless defined differently herein.
1.Exercisability Schedule. No portion of this Share Option may be exercised until such portion shall have become exercisable. Except as set forth below, and subject to the discretion of the Administrator (as described in Section 2 of the Plan) to accelerate the following exercisability schedule, this Share Option shall be exercisable in full upon the earlier of the first anniversary of the Grant Date or the first annual meeting of shareholders following the Grant Date, so long as the Optionee has served continuously as a member of the Board on such date; provided that if (i) the Optionee shall die while in the service of the Company, (ii) the Optionee’s service as a member of the Board terminates by reason of the Optionee’s disability (within the meaning of Section 409A of the Code), (iii) the Optionee’s service as a member of the Board terminates in connection with the consummation of a Sale Event or (iv) a Sale Event occurs and this Share Option is not assumed, continued or substituted in connection with such Sale Event, then in any such case, this Share Option shall become immediately vested and exercisable in full.

In determining the number of vested Share Options at the time of any exercise, the number of Share Options shall be rounded down to the nearest whole ADS or the nearest increment of 13 Ordinary Shares.
Once exercisable, this Share Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.
2.    Manner of Exercise.
(a)    The Optionee may exercise this Share Option only in the following manner: from time to time on or prior to the Expiration Date of this Share Option, the Optionee may give written notice to the Administrator of Optionee’s election to purchase some or all of the Ordinary Shares purchasable at the time of such notice. This notice shall specify the number of Ordinary Shares to be purchased.
Version: June 2022

Payment of the aggregate Option Exercise Price per Share may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) if permitted by the Administrator, through the delivery (or attestation to the ownership) of Ordinary Shares that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Administrator; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the aggregate Option Exercise Price per Share, provided that in the event the Optionee chooses to pay the aggregate Option Exercise Price per Share as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; (iv) if permitted by the Administrator, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Ordinary Shares issuable upon exercise by the largest whole number of Ordinary Shares with a Fair Market Value that does not exceed the aggregate Option Exercise Price; or (v) a combination of (i), (ii), (iii) and (iv) above. Payment instruments will be received subject to collection.
The transfer to the Optionee on the records of the Company or of the transfer agent of the Ordinary Shares will be contingent upon (i) the Company’s receipt from the Optionee of the aggregate Option Exercise Price per Share for the Share Option, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of law, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Ordinary Shares to be purchased pursuant to the exercise of Share Options under the Plan and any subsequent resale of the Ordinary Shares will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the aggregate Option Exercise Price per Share by previously-owned Ordinary Shares through the attestation method (if permitted by the Administrator), the number of Ordinary Shares transferred to the Optionee upon the exercise of the Share Option shall be net of the Ordinary Shares attested to.
(b)    The Ordinary Shares purchased upon exercise of this Share Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Ordinary Shares subject to this Share Option unless and until this Share Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the Ordinary Shares to the Optionee, and the Optionee’s name shall have been entered as the shareholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Ordinary Shares.
(c)    The minimum number of Ordinary Shares with respect to which this Share Option may be exercised at any one time shall be 104 Ordinary Shares and shall be exercised in increments of 13 Ordinary Shares, unless the number of Ordinary Shares with respect to which this Share Option is being exercised is the total number of Ordinary Shares subject to exercise under this Share Option at the time.
(d)    Notwithstanding any other provision hereof or of the Plan, no portion of this Share Option shall be exercisable after the Expiration Date.
3.    Termination as Director. If the Optionee ceases to be a member of the Board for any reason, any portion of this Share Option outstanding on such date may be exercised, to the extent exercisable on the date the Optionee ceased to be a member of the Board (including any acceleration of vesting under Paragraph 1), for a period of three years after the date the Optionee ceased to be a member of the Board or until the Expiration Date, if earlier. Any portion of this Share Option that is not exercisable on the date the Optionee ceases to be a member of the Board shall terminate immediately and be of no further force or effect.
4.    Incorporation of Plan. Notwithstanding anything herein to the contrary, this Share Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.

Version: June 2022

5.    Responsibility for Taxes. The Optionee acknowledges that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Optionee’s participation in the Plan and legally applicable or deemed legally applicable to the Optionee (“Tax-Related Items”) is and remains the Optionee’s responsibility and may exceed the amount, if any, actually withheld by the Company. The Optionee further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Share Option, including, but not limited to, the grant, vesting or exercise of this Share Option, the subsequent sale of Ordinary Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of this Share Option to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Optionee is or becomes subject to Tax-Related Items in more than one jurisdiction, the Optionee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(a)In connection with any relevant taxable or tax withholding event, as applicable, the Optionee agrees to make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, the Optionee authorizes the Company (or its designated agent) to satisfy any applicable withholding obligations with regard to all Tax-Related Items by withholding from the proceeds of the sale of Ordinary Shares acquired upon exercise of the Share Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee's behalf pursuant to this authorization without further consent). As of the date hereof, the Optionee certifies that this Agreement is entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 of the Exchange Act or any other securities laws.
(b)Alternatively, the Company (or its designated agent), at its discretion, is authorized to satisfy any applicable withholding obligations with regard to all Tax-Related Items by (i) withholding from the Optionee's cash compensation payable to the Optionee by the Company; or (ii) any other method of withholding determined by the Company and permitted by applicable law.
(c)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in the Optionee's jurisdiction(s). In the event of over-withholding, the Optionee may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Ordinary Shares), or if not refunded, the Optionee may seek a refund from local tax authorities. In the event of under-withholding, the Optionee may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company.
(d)While this Agreement is in effect, the Optionee agrees (i) not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by this Agreement (including, without limitation, with respect to any securities convertible or exchangeable into Ordinary Shares) and (ii) not to attempt to exercise any influence over how, when or whether to effect the withholding and sale of Ordinary Shares pursuant to this Paragraph 5. The Optionee agrees to pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of the Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Ordinary Shares, or the proceeds of the sale of Ordinary Shares, if the Optionee fails to comply with his or her obligations in connection with the Tax-Related Items.
5.    Transferability. This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Share Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.
6.    No Right to Continue as a Director. Neither the Plan nor this Share Option confers upon the Optionee any rights with respect to continuance as a member of the Board.
7.    Integration. This Agreement constitutes the entire agreement between the parties with respect to this Share Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.

Version: June 2022

8.    Nature of Grant. By accepting this Share Option, the Optionee acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of this Share Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Share Options, or benefits in lieu of Share Options, even if Share Options have been granted in the past;
(c)all decisions with respect to future share options or other grants, if any, will be at the sole discretion of the Company;
(d)the Optionee is voluntarily participating in the Plan;
(e)the future value of the Ordinary Shares underlying this Share Option is unknown, indeterminable, and cannot be predicted with certainty;
(f)if the Ordinary Shares do not increase in value after the Grant Date, this Share Option will have no value;
(g)no claim or entitlement to compensation or damages shall arise from forfeiture of the Share Option resulting from the termination of the Optionee's service as a member of the Board;
(h)unless otherwise provided in the Plan or by the Company in its discretion, this Share Option and the benefits evidenced by this Agreement do not create any entitlement to have this Share Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Ordinary Shares; and
(i)the Company shall not be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the United States Dollar that may affect the value of this Share Option or of any amounts due to the Optionee pursuant to the exercise of this Share Option or the subsequent sale of any Ordinary Shares acquired upon exercise.
9.    Appendix. Notwithstanding any provision of this Global Non-Qualified Share Option Agreement for Non-Employee Directors, if the Optionee resides in a country outside the United States or is otherwise subject to the laws of a country other than the United States, this Share Option shall be subject to the additional terms and conditions set forth in the Appendix for the Optionee’s country, if any. Moreover, if the Optionee relocates to one of the countries or regions included in the Appendix during the term of this Share Option, the additional terms and conditions for such country shall apply to the Optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix forms part of this Agreement.
10.    Language. The Optionee acknowledges that he or she is sufficiently proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Optionee to understand the terms of this Agreement. If the Optionee has received this Agreement, or any other documents related to this Share Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
11.    Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
12.    Waivers. The Optionee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Optionee or any other Optionee.
13.    Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Cayman Islands, applied without regard to conflict of law principles.
Version: June 2022

14.    Venue. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the courts of the Cayman Islands, and no other courts, where this grant is made and/or to be performed, and no other courts.
15.    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
16.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on this Share Option and the Ordinary Shares acquired upon exercise of this Share Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Optionee to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.
17.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or any third party designated by the Company.
18.    Insider Trading Restrictions / Market Abuse Laws. By accepting this Share Option, the Optionee acknowledges that he or she is bound by all the terms and conditions of any Company insider trading policy as may be in effect from time to time. The Optionee further acknowledges that, depending on the Optionee’s country, the broker's country or the country in which the Ordinary Shares are listed, the Optionee may be or may become subject to insider trading restrictions and/or market abuse laws which may affect the Optionee’s ability to accept, acquire, sell or otherwise dispose of Ordinary Shares, rights to Ordinary Shares (e.g., Share Option) or rights linked to the value of Ordinary Shares during such times as the Optionee is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Optionee placed before the Optionee possessed inside information. Furthermore, the Optionee could be prohibited from (i) disclosing the inside information to any third party and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any Company’s insider trading policy as may be in effect from time to time. It is the Optionee’s responsibility to comply with any applicable restrictions, and the Optionee should speak to his or her personal advisor on this matter.
19.    Foreign Asset/Account, Exchange Control and Tax Reporting. The Optionee may be subject to foreign asset/account, exchange control, tax reporting or other requirements which may affect the Optionee’s ability acquire or hold Share Options or Ordinary Shares under the Plan or cash received from participating in the Plan (including dividends and the proceeds arising from the sale of Ordinary Shares) in a brokerage/bank account outside the Optionee’s country. The applicable laws of the Optionee’s country may require that he or she report such Share Options, Ordinary Shares, accounts, assets or transactions to the applicable authorities in such country and/or repatriate funds received in connection with the Plan to the Optionee’s country within a certain time period or according to certain procedures. The Optionee is responsible for ensuring compliance with any applicable requirements and should consult his or her personal legal advisor to ensure compliance with applicable laws.
Version: June 2022

BEIGENE, LTD.

By:
Name:
Title:
The undersigned hereby agrees to the terms and conditions of the Agreement. Electronic agreement pursuant to the Company’s instructions to the Optionee (including through an online acceptance process) is acceptable.

Date:_________________________________
Optionee’s signature

Name:

Optionee’s address:

[Signature Page to Global Non-Qualified Share Option Agreement for Non-Employee Directors
under the 2016 Share Option and Incentive Plan]

Version: June 2022

APPENDIX
GLOBAL NON-QUALIFIED SHARE OPTION AGREEMENT
FOR NON-EMPLOYEE DIRECTORS
UNDER BEIGENE, LTD.
2016 SHARE OPTION AND INCENTIVE PLAN

Capitalized terms used but not defined in this Appendix shall have the same meanings assigned to them in the Plan and/or the Global Non-Qualified Share Option Agreement for Non-Employee Directors (the "Option Agreement").

Terms and Conditions

This Appendix includes additional terms and conditions that govern the Share Option if the Optionee resides in one of the countries or regions listed below. If the Optionee is a citizen or resident of a country other than the one in which the Optionee is currently residing (or is considered as such for local law purposes), or the Optionee transfers residency to a different country after the Share Options are granted, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will apply to the Optionee.

Notifications

This Appendix also includes information regarding certain other issues of which the Optionee should be aware with respect to the Optionee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries or regions as of April 2022. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Optionee not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out-of-date at the time the Optionee exercises the Share Options or sells any Ordinary Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Optionee’s particular situation. As a result, the Company is not in a position to assure the Optionee of any particular result. Accordingly, the Optionee is strongly advised to seek appropriate professional advice as to how the relevant laws in the Optionee’s country may apply to the Optionee’s individual situation.

If the Optionee is a citizen or resident of a country other than the one in which the Optionee is currently residing (or is considered as such for local law purposes), or if the Optionee transfers residency to a different country after the Share Option is granted, the notifications contained in this Appendix may not be applicable to the Optionee in the same manner.

Version: June 2022

DATA PRIVACY PROVISIONS FOR ALL NON-EMPLOYEE DIRECTORS

(a)Data Collection, Processing and Usage. The Company collects, processes, and uses certain personally-identifiable information about the Optionee; specifically, including the Optionee’s name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, salary, citizenship, job title, any Ordinary Shares or directorships held in the Company, and details of all Share Options or any other equity awards granted, canceled, exercised, vested, or outstanding in the Optionee’s favor (“Data”), which the Company receives from the Optionee. In granting the Share Options under the Plan, the Company will collect the Optionee’s Data for purposes of allocating Ordinary Shares and implementing, administering and managing the Plan. The Company collects, processes and uses the Optionee’s Data pursuant to the Company’s legitimate interest of managing the Plan and generally administering equity awards and to satisfy its contractual obligations under the terms of the Agreement.

(b)Stock Plan Administration Service Provider. The Company transfers Data to Morgan Stanley Smith Barney, LLC and certain of its affiliates (“MSSB”), an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Optionee’s Data with another company that serves in a similar manner. MSSB will open an account for the Optionee to receive and trade Ordinary Shares acquired under the Plan. The Optionee will be asked to agree on separate terms and data processing practices with MSSB, which is a condition to the Optionee’s ability to participate in the Plan.

(c)International Data Transfers. The Company is incorporated in the Cayman Islands and operates globally through various Subsidiaries. MSSB is based in the United States. The Company can only meet its contractual obligations to the Optionee if the Optionee’s Data is transferred to the Company and MSSB. The Company’s legal basis for the transfer of the Optionee’s Data is to satisfy its contractual obligations under the terms of the Agreement and/or its use of the standard data protection clauses adopted by the EU Commission.

(d)Data Retention. The Company will use the Optionee’s Data only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan or as required to comply with applicable laws, exercise or defense of legal rights, and archiving, back-up and deletion processes. This means the Company may retain the Optionee’s Data after the Optionee’s relationship with the Company has terminated. When the Company no longer needs the Optionee’s Data, the Company will remove it from its systems to the fullest extent practicable. If the Company keeps the Optionee’s Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.

(e)Data Subject Rights. The Optionee may have a number of rights under data privacy laws in the Optionee’s country of residence. For example, the Optionee’s rights may include the right to (i) request access or copies of Data the Company processes, (ii) request rectification of incorrect Data, (iii) request deletion of Data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in the Optionee’s country of residence, and/or (vi) request a list with the names and addresses of any potential recipients of the Optionee’s Data. To receive clarification regarding the Optionee’s rights or to exercise the Optionee’s rights, the Optionee should contact the Company’s human resources department.

Version: June 2022

SINGAPORE

Terms and Conditions

Restrictions on Sale and Transferability. The Optionee hereby agrees that any Ordinary Shares acquired pursuant to the Share Option will not be sold or offered for sale in Singapore, unless such sale or offer is made: (1) after six (6) months of the Grant Date, (2) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”), or (3) pursuant to, and in accordance with, the conditions of any other applicable provisions of the SFA.

Notifications

Securities Law Information. The grant of the Share Option is being made in reliance on section 273(1)(f) of the SFA and is not made with a view to the Ordinary Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

TAIWAN
Notifications
Securities Law Information. The offer of participation in the Plan is available only for Non-Employee Directors. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.
Exchange Control Information. The Optionee understands and acknowledges that the Optionee may acquire and remit foreign currency (including proceeds from the sale of Ordinary Shares of the Company) into Taiwan up to US$5,000,000 per year. The Optionee further understands that if the transaction amount is TWD$500,000 or more in a single transaction, the Optionee must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank. The Optionee acknowledges that the Optionee should consult his or her personal legal advisor to ensure compliance with applicable exchange control laws in Taiwan.
Version: June 2022